Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Executive Vice President and CFO (773) 628-0810

LITTELFUSE REPORTS THIRD QUARTER RESULTS

CHICAGO, October 28, 2015 – Littelfuse, Inc. (NASDAQ:LFUS) today reported financial results for the third quarter ended September 26, 2015.

Third Quarter Highlights

●

Sales for the third quarter of 2015 were $215.5 million compared to $217.6 million for the prior-year quarter. Excluding currency effects, sales increased by 4% compared to the prior-year quarter due to continued growth in automotive and improvement in the electrical business.

●

GAAP earnings for the third quarter of 2015 were $0.50 per diluted share. This included a $30.2 million non-cash pension charge (pre-tax) related to settlement of the company’s U.S. pension plan and other special items (see Supplemental Financial Information on page 8). Excluding these special items, earnings for the third quarter of 2015 were $1.43 per diluted share. This was record performance driven largely by improvement in adjusted operating margin to 19.5%.

●	Sales trends by business unit for the third quarter were as follows:
o

Electronics sales declined 5% year over year (2% excluding currency effects) due to capacity constraints for sensor products as they are being transferred to the Philippines as well as a slightly weaker-than-normal seasonal ramp up for core products.

o	Automotive sales increased 1% year over year (8% excluding currency effects) reflecting strong constant-currency growth in Europe and moderate growth in both North America and Asia.
o	Electrical sales increased 8% year over year (12% excluding currency effects) due to solid growth in the core fuse business and continued recovery in custom products.
●	The electronics book-to-bill ratio for the third quarter of 2015 was 0.95.
●

Cash provided by operating activities for the third quarter of 2015 was $51.6 million ($60.7 million excluding a $9.1 million pension contribution) and now stands at $113.6 million through nine months of 2015 compared to $103.8 million through nine months of 2014. Capital expenditures through nine months of 2015 were $35.0 million compared to $19.4 million through nine months of 2014.

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The increased capital spending is primarily related to the manufacturing transfer to the Philippines and capacity additions for new automotive products.

●

The company repurchased 350,000 shares during the third quarter of 2015 at an average price of $89.29 for a total of $31.3 million. There are 650,000 shares remaining on the current repurchase authorization.

●

On September 30, the company closed on the acquisition of Sigmar, an Italian company that produces sensors used in gas and diesel engine fuel systems, as well as urea level and quality sensors used in diesel emission reduction systems. Annual revenue is approximately $6 million.

●

In the third quarter, the company entered into an agreement with an insurance company to purchase an annuity contract to settle its U.S. pension liability and transfer payment responsibility.  Related to this transaction, the company contributed $9.1 million of cash to the plan and took a non-cash charge of $30.2 million to recognize unamortized losses on the balance sheet.

“Our teams continue to execute well in a generally challenging global economic environment,” said Gordon Hunter, chief executive officer. “Our electrical business is recovering on both the top and bottom lines; automotive is beginning to make progress on its margin improvement initiatives and electronics profitability continues to be strong. Manufacturing performed well across the board, with improvements at our Piedras Negras, Mexico site particularly notable.”

Outlook

“Economic signals continue to be mixed and visibility continues to be limited,” said Hunter. “Although our 0.95 book-to-bill for electronics is better than normal for the third quarter, order rates in the first few weeks of the fourth quarter have been relatively weak. At this point, we expect normal sequential declines in both sales and margins in the fourth quarter.”

●

The fourth quarter of 2015 includes an extra week (14 weeks rather than 13). Taking into account that the extra week is during the holidays, it is expected to add approximately $10 million to sales for the fourth quarter. Including this extra week, sales for the fourth quarter of 2015 are expected to be in the range of $212 to $222 million.

●

Earnings for the fourth quarter of 2015 are expected to be in the range of $1.12 to $1.24 per diluted share assuming a tax rate of 24% and excluding any special items. This includes the estimated impact of $0.02 per diluted share for the extra week.

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Dividend

The company will pay a cash dividend of $0.29 per common share on December 3, 2015 to shareholders of record at the close of business on November 19, 2015.

Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, October 28, 2015, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2015 on the company’s website.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 8,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2014. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2014.

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LITTELFUSE, INC.

Net Sales and Operating Income by Business Unit

(In thousands of USD, unaudited)

	Third Quarter			Year-to-Date
	2015	2014	% Change	2015	2014	% Change

Net Sales
Electronics	$102,616	$107,754	(5%)	$307,549	$313,726	(2%)
Automotive	81,475	80,639	1%	251,464	245,083	3%
Electrical	31,419	29,215	8%	88,831	86,566	3%

Total net sales	$215,510	$217,608	(1%)	$647,844	$645,375	0%

	Third Quarter			Year-to-Date
	2015	2014	% Change	2015	2014	% Change

Operating Income/(Expense)
Electronics	$20,923	$25,800	(19%)	$61,755	$70,805	(13%)
Automotive	15,253	12,227	25%	39,123	35,158	11%
Electrical	5,781	3,224	79%	13,220	7,541	75%
Other (1)	(33,373)	(1,121)	2877%	(39,795)	(6,065)	556%

Total operating income	$8,584	$40,130	(79%)	$74,303	$107,439	(31%)

Interest expense	922	1,292		3,021	3,736
Foreign exchange (gain) loss	(3,549)	(101)		(1,724)	2,022
Other (income) expense, net	(1,430)	(2,261)		(3,758)	(4,893)

Income before taxes	$12,641	$41,200	(69% )	$76,764	$106,574	(28%)

(1) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. (See Supplemental Financial Information for details on page 8.)

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LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	September 26, 2015	December 27, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$336,640	$297,571
Short-term investments	3,958	4,302
Accounts receivable, less allowances	145,655	135,356
Inventories	99,203	97,391
Deferred income taxes	14,139	17,481
Prepaid expenses and other current assets	14,179	13,904
Assets held for sale	-	5,500
Total current assets	613,774	571,505
Property, plant and equipment:
Land	5,292	5,697
Buildings	69,420	64,609
Equipment	378,716	370,179
	453,428	440,485
Accumulated depreciation	(290,663)	(281,845)
Net property, plant and equipment	162,765	158,640
Intangible assets, net of amortization:
Patents, licenses and software	20,180	23,640
Distribution network	17,175	19,428
Customer lists, trademarks and tradenames	55,366	60,605
Goodwill	190,016	196,256
	282,737	299,929
Investments	11,196	12,056
Deferred income taxes	5,189	5,393
Other assets	16,216	23,303
Total assets	$1,091,877	$1,070,826

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,308	$50,793
Accrued payroll	31,281	30,511
Accrued expenses	20,641	13,059
Accrued severance	2,619	790
Accrued income taxes	6,738	9,045
Current portion of accrued post-retirement benefits	-	11,768
Current portion of long-term debt	117,500	88,500
Total current liabilities	232,087	204,466
Long-term debt, less current portion	91,517	106,658
Deferred income taxes	18,565	11,076
Accrued post-retirement benefits	5,025	5,147
Other long-term liabilities	10,943	15,814
Total equity	733,740	727,665
Total liabilities and equity	$1,091,877	$1,070,826

Common shares issued and outstanding of 22,379,901 and 22,585,529 at September 26, 2015 and December 27, 2014, respectively.

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LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended

	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net sales	$215,510	$217,608	$647,844	$645,375

Cost of sales	129,328	130,228	400,051	396,506

Gross profit	86,182	87,380	247,793	248,869

Selling, general and administrative expenses	37,002	36,647	112,119	109,146
Research and development expenses	7,479	7,449	22,224	22,833
Pension settlement expense	30,194	-	30,194	-
Amortization of intangibles	2,923	3,154	8,953	9,451
	77,598	47,250	173,490	141,430

Operating income	8,584	40,130	74,303	107,439

Interest expense	922	1,292	3,021	3,736
Foreign exchange (gain) loss	(3,549)	(101)	(1,724)	2,022
Other (income) expense, net	(1,430)	(2,261)	(3,758)	(4,893)

Income before income taxes	12,641	41,200	76,764	106,574
Income taxes	1,317	11,260	16,761	26,667

Net income	$11,324	$29,940	$60,003	$79,907

Net income per share:
Basic	$0.50	$1.33	$2.65	$3.55
Diluted	$0.50	$1.32	$2.64	$3.52

Weighted average shares and equivalent shares outstanding:
Basic	22,581	22,536	22,623	22,536
Diluted	22,693	22,689	22,771	22,722

Comprehensive income	$2,187	$13,209	$45,896	$66,444

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LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD, unaudited)

	For the Nine Months Ended
	September 26, 2015	September 27, 2014

OPERATING ACTIVITIES:
Net income	$60,003	$79,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,154	21,736
Amortization of intangibles	8,952	9,451
Non-cash inventory charge (1)	-	2,769
Stock-based compensation	7,997	7,168
Excess tax benefit on stock-based compensation	(1,500)	(2,477)
Net loss on pension settlement, net of tax	19,472	-
Loss on sale of assets	308	673
Changes in operating assets and liabilities:
Accounts receivable	(18,274)	(9,728)
Inventories	(4,203)	(4,118)
Accounts payable	4,216	3,024
Accrued expenses (including post retirement)	6,577	(7,080)
Accrued payroll and severance	3,598	(1,198)
Accrued taxes	4,006	5,756
Prepaid expenses and other	277	(2,052)
Net cash provided by operating activities	113,583	103,831

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(35,016)	(19,422)
Acquisition of business, net of cash acquired	-	(52,768)
Proceeds from maturities of short-term investments	-	6,770
Decrease in entrusted loan receivable	5,930	-
Proceeds from sale of assets	38	72
Net cash used in investing activities	(29,048)	(65,348)

FINANCING ACTIVITIES:
Proceeds of revolving credit facility	49,000	97,500
Payments of revolving credit facility	(25,000)	(37,000)
Payments of term loan	(3,750)	(3,750)
Payments of entrusted loan	(5,930)	-
Debt issuance costs paid	(42)	(108)
Cash dividends paid	(17,864)	(15,543)
Purchases of common stock	(31,252)	(14,283)
Proceeds from exercise of stock options	6,186	12,170
Excess tax benefit on share-based compensation	1,500	2,477
Net cash (used in) provided by financing activities	(27,152)	41,463

Effect of exchange rate changes on cash and cash equivalents	(18,314)	(6,862)

Increase in cash and cash equivalents	39,069	73,084
Cash and cash equivalents at beginning of period	297,571	305,192
Cash and cash equivalents at end of period	$336,640	$378,276

(1) Purchase accounting adjustment related to acquisitions.

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LITTELFUSE, INC.

Supplemental Financial Information

(in millions of USD except per share amounts)

GAAP EPS Reconciliation
	Q1-15	Q2-15	Q3-15	YTD-15	Q1-14	Q2-14	Q3-14	YTD-14
GAAP diluted EPS	$0.88	$1.26	$0.50	$2.64	$1.12	$1.08	$1.32	$3.52
EPS impact of special items (below)	0.20	0.07	0.93	1.20	0.04	0.18	0.03	0.25
Adjusted diluted EPS	$1.08	$1.33	$1.43	$3.84	$1.16	$1.26	$1.35	$3.77
Year-over-year adjusted EPS growth	(7%)	6%	6%	2%

Special Items (income)/expense

Reed switch manufacturing transfer costs	$1.0	$0.9	$1.2	$3.1	$-	$-	$-	$-
Restructuring	1.2	1.7	0.9	3.8	-	2.0	1.1	3.1
Acquisition expenses	0.2	0.2	0.3	0.7	-	0.2	-	0.2
U.S. Pension wind-up and settlement costs	0.7	0.7	30.8	32.2	-	-	-	-
Purchase accounting adjustment	-	-	-	-	1.4	1.4	-	2.8
Other	-	-	0.1	0.1	-	-	-	-
Adjustment to Operating income	3.0	3.4	33.4	39.8	1.4	3.5	1.1	6.1
Foreign exchange loss/(gain)	3.1	(1.3)	(3.5)	(1.7)	(0.3)	2.4	(0.1)	2.0
Adjustment to pre-tax income	$6.1	$2.1	$29.8	$38.1	$1.2	$6.0	$1.0	$8.1

Total EPS impact	$0.20	$0.07	$0.93	$1.20	$0.04	$0.18	$0.03	$0.25

Operating margin / EBITDA reconciliation
	Q1-15	Q2-15	Q3-15	YTD-15	Q1-14	Q2-14	Q3-14	YTD-14

Net sales	$210.3	$222.0	$215.5	$647.8	$206.9	$220.9	$217.6	$645.4

GAAP operating income	$29.5	$36.2	$8.6	$74.3	$33.6	$33.7	$40.1	$107.4
GAAP operating margin	14.0%	16.3%	4.0%	11.5%	16.2%	15.3%	18.4%	16.6%

Add back special operating items	3.0	3.4	33.4	39.8	1.4	3.5	1.1	6.1
Adjusted operating income	$32.5	$39.6	$42.0	$114.1	$35.0	$37.2	$41.3	$113.5
Adjusted operating margin	15.5%	17.8%	19.5%	17.6%	16.9%	16.8%	19.0%	17.6%

Add back amortization	3.1	2.9	3.0	9.0	3.2	3.1	3.2	9.5
Add back depreciation	7.4	7.4	7.4	22.1	7.0	7.5	7.3	21.7
Adjusted EBITDA	$43.0	$49.9	$52.4	$145.2	$45.2	$47.8	$51.8	$144.6
Adjusted EBITDA margin	20.4%	22.5%	24.3%	22.4%	21.8%	21.6%	23.8%	22.4%
Year-over-year adjusted EBITDA growth	(5%)	4%	1%	0%

Note: Totals will not always foot due to rounding

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